                                                                Exhibit 99.13(d)


                           LETTER OF REPRESENTATIONS

                          MUNIYIELD PENNSYLVANIA FUND

                                      and

                       IBJ SCHRODER BANK & TRUST COMPANY

                                         November 30, 1992


The Depository Trust Company
55 Water Street
New York, New York 10041

Attention:  General Counsel's Office

               Re: MuniYield Pennsylvania Fund Issuance
                   of Auction Market Preferred Shares(R) ["AMPS" (R)]
                   --------------------------------------------------

Ladies and Gentlemen:

     The purpose of this letter is to set forth certain matters relating to the issuance and sale by MuniYield Pennsylvania Fund, a Massachusetts business trust (the "Issuer"), of 800 shares of Auction Market Preferred Shares. The shares are sometimes herein together called the "AMPS." A description of the AMPS and the related offering are contained in a prospectus, dated November 23, 1992 (the "Prospectus"). IBJ Schroder Bank & Trust Company, in its capacity as Auction Agent (as defined in the Prospectus), will act as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the shares of AMPS. The shares of AMPS are being distributed through The Depository Trust Company ("DTC") by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter").

     To induce DTC to accept the shares of AMPS as eligible for deposit at DTC and to act in accordance with its rules (the "DTC Rules") with respect to the shares of AMPS, the Issuer and the Auction Agent make the following representations to DTC:

        1. Prior to the issuance of the shares of AMPS on November 30, 1992 the Issuer shall cause the Underwriter to deposit with DTC a share certificate representing the AMPS, registered in the name of DTC's nominee, Cede & Co., which will respectively represent the total number of shares of AMPS, and said certificate shall remain in DTC's custody.

        2. The Prospectus describes provisions for the solicitation of consents from, and voting by, holders of the shares of AMPS under certain circumstances. The Issuer shall establish a record date or record dates for such purposes and give DTC notice of such record date or dates not less than 15 calendar days in advance of such record date or dates to the extent practicable.

        3. In the event of a full or partial redemption of outstanding shares of AMPS, the Issuer or the Auction Agent shall give DTC notice of such event not less than 20 days prior to the redemption date.

        4. In the event of a partial redemption of shares of AMPS outstanding, the Issuer or the Auction Agent shall send DTC a notice specifying: the number of shares of AMPS to be redeemed and the date such notice is to be mailed to shareholders of the Issuer or published by the Issuer ("Publication Date"). Such notice shall be sent to DTC by a secure means (e.g., legible facsimile transmission, registered or certified mail, overnight express delivery or hand delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than the close of business on the Business Day (as defined in the Prospectus) before the Publication Date. (The Issuer or the Auction Agent sending such notice shall have a method to verify subsequently the use of such means and timeliness of the notice.) In the event of a partial redemption, the Publication Date shall not be less than 20 days prior to the redemption date.

        5. The Prospectus indicates that the dividend rate for the shares of AMPS may vary from time to time. Absent other existing arrangements with DTC, the Issuer or.the Auction Agent shall give DTC notice of each such change in the dividend rate on the same day the new rate is determined by telephone to the Supervisor of the Dividend Announcement Section at (212) 709-1270, and such notice shall be followed by prompt written confirmation sent by a secure means as described in paragraph 4 above to:

                        Manager, Announcements, Dividend Department
                        The Depository Trust Company
                        7 Hanover Square, 22nd Floor
                        New York, New York 10004

        6. The Prospectus indicates that each purchaser of shares of AMPS or its Broker-Dealer will be required to sign a Purchaser's Letter (as defined in the Prospectus) that contains provisions restricting transfer of the shares of AMPS purchased. The Issuer and the Auction Agent acknowledge that as long as Cede & Co. is the sole record owner of the shares of AMPS, Cede & Co. shall be entitled to all voting rights applicable to the shares of AMPS and to receive the full amount of all dividends, Additional Dividends, liquidation proceeds and redemption proceeds payable with respect to the shares of AMPS. The Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant (defined in the DTC Rules to mean, generally, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations for whom DTC, directly or indirectly, holds securities) having shares of AMPS credited to its DTC account as entitled to the full benefits of ownership of such shares even if the credits of shares of AMPS to the DTC account of such DTC Participant result from transfers or failures to transfer in violation of the provisions of the Purchaser's Letter. Without limiting the generality of the preceding sentence, the Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant having shares of AMPS credited to its account as entitled to receive dividends, distributions and voting rights, if any, in respect of such shares and, subject to
                Section 17 hereof, to receive certificates evidencing such shares of AMPS if such certificates are to be issued in accordance with the Issuer's Declaration of Trust (as defined in the Prospectus). (The treatment by DTC of the effects of the crediting by it of shares of AMPS to the accounts of DTC Participants described in the preceding two sentences shall not affect the rights of the Issuer, participants in Auctions (as defined in the Prospectus) relating to the shares of AMPS, purchasers, sellers or holders of shares of AMPS against any DTC Participant). DTC shall have no responsibility to ascertain that any transfer of shares of AMPS is made in accordance with the provisions of the Purchaser's Letter.

        7. The Prospectus indicates that in the event the Issuer retroactively allocates any net capital gains or other income subject to regular Federal income tax to shares of AMPS without having given advance notice thereof to the Auction Agent as described in the Prospectus solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the outstanding shares of AMPS or the liquidation of the Issuer (the amount of such allocation referred to herein as a "Retroactive Taxable Allocation"), the Issuer will, within 90 days (and generally within 60 days) after the end of the Issuer's fiscal year for which a Retroactive Taxable Allocation is made, provide notice thereof to the Auction Agent and to each holder of shares of AMPS (initially Cede & Co. as nominee of DTC) during such fiscal year at such holder's address as the same appears or last appeared on the stock books of the Issuer. The Issuer will, within 30 days after such notice is given to the Auction Agent, pay to the Auction Agent (who will then distribute to such holders of AMPS), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend (as defined in the Prospectus) with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

        8. The Issuer will notify DTC, at least 10 Business Days prior to the payment date for any Additional Dividends, of (i) the record date for holders of shares of AMPS entitled to receive Additional Dividends, (ii) the amount of Additional Dividends payable on a per share basis to such holders and (iii) the CUSIP numbers set forth on the share certificates representing such shares of AMPS.

        9. The Prospectus indicates that if the Issuer does not give advance notice of the amount of capital gains or other income subject to regular Federal income tax to be included in a dividend on shares of AMPS in the related Auction, the Issuer may include such taxable income in a dividend on shares of AMPS if it increases the dividend by an additional amount calculated as if such income was a Retroactive Taxable Allocation and the additional amount was an Additional Dividend. The Issuer or the Auction Agent will notify DTC, at least five Business Days prior to the applicable Dividend Payment Date, of the amount of such additional amount to be included in the dividend on a per share basis.

        10. The Prospectus indicates that in the event a Response (as defined in the Prospectus) indicates that it is advisable that the Issuer give a Notice of Special Dividend Period (as defined in the Prospectus) for the AMPS, the Issuer may by no later than the second day prior to such Auction Date give a Notice of Special Dividend Period (as defined in the Prospectus) to the Auction Agent, DTC and each Broker-Dealer, which notice will specify (i) the duration of the Special Dividend Period, (ii) the Optional Redemption Price as specified in the Related Response and (iii) the specific Redemption Provisions, if any, as specified in the related response. The Issuer is required to give telephonic and written notice (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and DTC on or prior to the Business Day prior to the relevant Auction Date under the circumstances specified in the Prospectus.

        11. All notices and payment advices sent to DTC shall contain the CUSIP numbers set forth on the share certificates representing the AMPS.

        12. Notices to DTC by facsimile transmission shall be sent to (212) 709-1093 or (212) 709-1094. The Issuer or Auction Agent shall call (212) 709-6884 to confirm such receipt of notice. Except as provided in paragraph 5 hereof, notices to DTC by any other means shall be sent to:

                        Manager, Reorganization Department
                        Reorganization Window
                        The Depository Trust Company
                        7 Hanover Square, 23rd Floor
                        New York, New York 10004

        13. Dividend payments shall be received by Cede Co., as nominee of DTC, or its registered assigns in same-day funds on each payment date or the equivalent as agreed between the Issuer or the Auction Agent and DTC ("Fed-Funds"). Such payment shall be made payable to the order of "Cede & Co." Absent any other agreement between the Issuer or the Auction Agent and DTC, such payments shall be addressed as- follows:

                        Manager, Cash Receipts, Dividends
                        The Depository Trust Company
                        7 Hanover Square, 24th Floor
                        New York, New York 10004

        14. Redemption payments shall be made in Fed-Funds in the manner set forth in the SDFS Paying Agent Operating Procedures, a copy of which has previously been provided to the Auction Agent.

        15. DTC may direct the Issuer or the Auction Agent to use any other telephone number for facsimile transmission, address, or department of DTC as the number, address or department to which payments of dividends, redemption proceeds or notices may be sent.

        16. In the event of a redemption necessitating a reduction in the number of shares of AMPS outstanding, DTC in its discretion may
                (a) request the Issuer to execute and deliver new share certificates representing the remaining outstanding shares of AMPS or (b) may make appropriate notations on the certificates indicating the date and amounts of such reductions. In the case of redemption of all of the shares, DTC will surrender the certificates to the Auction Agent for cancellation if required.

        17. In the event the Issuer determines that beneficial owners of the shares of AMPS of any series (generally, the Existing Holders as defined in the Issuer's Charter) shall be able to obtain certificates representing such shares of AMPS (as provided for in the Issuer's Charter), the Issuer or the Auction Agent shall notify DTC of the availability of share certificates representing such shares of AMPS, as the case may be, and shall issue, transfer and exchange such certificates as required by DTC and others in appropriate amounts.

        18. DTC may determine to discontinue providing its services as securities depository with respect to the shares of AMPS at any time by giving reasonable notice to the Issuer and the Auction Agent (at which time DTC will confirm with the Auction Agent the aggregate amount of the respective shares of AMPS outstanding). Under such circumstances the Issuer and the Auction Agent will cooperate with DTC in taking appropriate action to provide for a substitute or successor securities depository or to make available one or more separate certificates evidencing the shares of AMPS to any DTC Participant having such shares credited to its DTC account.

        19. The Issuer hereby authorizes DTC to provide to the Auction Agent position listings of its DTC Participants with respect to the shares of AMPS from time to time at the request of the Auction Agent and at DTC's customary fee, and also authorizes DTC, in the event of a partial redemption of shares of AMPS, to provide, and DTC hereby agrees to provide the Auction Agent, upon request, with the names of those DTC Participants whose positions in such shares of AMPS have been selected for redemption by DTC. DTC agrees to use its best efforts to notify the Auction Agent of those DTC Participants whose positions in the shares of AMPS have been selected for redemption by DTC. The Issuer authorizes the Auction Agent to provide DTC with such signatures, exemplars of signatures and authorizations to act as may be deemed necessary by DTC to permit DTC to discharge its obligations to its DTC Participants and appropriate regulatory authorities.

                This authorization, unless revoked by the Issuer, shall continue with respect to the shares of AMPS while any such shares are on deposit at DTC, until and unless the Auction Agent shall no longer be acting. In such event, the Issuer shall provide DTC with similar evidence of the authorization of any successor thereto so to act.

        20. Nothing herein shall be deemed to require the Auction Agent to advance funds on behalf of the Issuer.

        21. A copy of the Agreement and Declaration of Trust of the Issuer is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this letter has been executed on behalf of the Issuer by an officer of the Issuer as an officer and not individually and the obligations of the Issuer arising out of this letter are not binding upon any of the trustees, officers or shareholders of the Issuer individually but are binding only upon the assets and property of the Issuer.

                                    Very truly yours,


                                    MUNIYIELD PENNSYLVANIA FUND
                                                as Issuer



                                    By:____________________________
                                                Title:


                                    IBJ SCHRODER BANK & TRUST COMPANY
                                                as Auction Agent


                                    By:____________________________
                                                Title:


Received and Accepted:

THE DEPOSITORY TRUST COMPANY

By:________________________________
   Title:

cc:  Merrill Lynch & Co.
     Merrill Lynch, Pierce, Fenner & Smith
            Incorporated